EXHIBIT 99.1

P r e s s R e l e a s e

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:
Susan Ostrow Director, Investor Relations (603) 773-1212

MEDIA CONTACT:
Robin Giampa Director, Corporate Communications (603) 773-1174
TIMBERLAND COMPLETES ACQUISITION OF SMARTWOOL CORPORATION
STRATHAM, NH, December 20, 2005 — The Timberland Company (NYSE: TBL) announced that it has completed its acquisition of SmartWool Corporation, originally announced on November 7, 2005, for a total purchase price of approximately $82 million. SmartWool is a recognized market leader in performance-based merino wool socks, and the SmartWool acquisition reflects continued progress in Timberland’s strategy of extending its capabilities to new brand growth platforms to drive growth and shareholder value.
As previously disclosed, SmartWool’s 2005 annual revenues are anticipated to be approximately $42 million excluding sales of Timberland® footwear with SmartWool® linings. Timberland anticipates this transaction will add $0.02 to $0.03 to its earnings per share in 2006, with benefits weighted toward the second half of the year. The transaction will have minimal impact on fourth quarter 2005 earnings.
“Timberland and SmartWool share a common heritage grounded in functional and purposeful innovation, and the combination of both brands will enable us to serve our growing customer bases with expanded offerings of socks, footwear, apparel and accessories,” stated Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer. “We’re delighted to welcome the SmartWool team to Timberland and look forward to working together to accelerate and broaden SmartWool’s brand reach.”

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it. Timberland markets products under the Timberland® , Timberland PRO® Series, SmartWool®, Timberland Boot Company™ and Miōn™ brands, all of which offer quality workmanship and detailing and are built to withstand the elements of nature. The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East. More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).
This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include statements regarding the expected benefits of the acquisition of SmartWool and the impact of the acquisition on The Timberland Company’s financial results, are subject to risks, uncertainties and assumptions and are not guarantees of future financial performance or expected benefits. These risks, uncertainties and assumptions could cause the results of The Timberland Company to be materially different from any future results or expected benefits expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to: (i) the inability to realize the anticipated benefits from the acquisition of SmartWool, including the possibility of difficulties in integrating the businesses of the Company and SmartWool; (ii) reliance on foreign sourcing; (iii) the loss of key SmartWool personnel; (iv) the Company’s ability to successfully market and sell its and SmartWool’s products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; and (v) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC. The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
# # #